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   EXHIBIT 12 COMPUTATION OF RATIO OF EARNINGS (DEFICIENCY) TO FIXED CHARGES



                                                            YEAR ENDED                  PERIOD FROM
                                                         DECEMBER 31, 1999             MARCH 2 THROUGH
                                                             PRO FORMA                DECEMBER 31, 1999
                                                     REPORTED        ADJUSTED       REPORTED        ADJUSTED
                                                   ------------    ------------   ------------    ------------

                                                                                      (Dollars in million)

Net earnings available for fixed charges:
    Net income (loss) before extraordinary
      charge                                       $      (70.8)   $       28.5   $      (72.7)   $         .6
    Add: Income taxes (benefit)                           (46.5)             .3          (46.5)             .3
         Fixed charges                                     65.1            65.1           65.1            65.1
                                                   ------------    ------------   ------------    ------------
Adjusted earnings (loss)                           $      (52.2)   $       93.9   $      (54.1)   $       66.0
                                                   ============    ============   ============    ============


Fixed charges                                      $       65.1    $       65.1   $       65.1    $       65.1
                                                   ============    ============   ============    ============


RATIO OF EARNINGS (DEFICIENCY) TO FIXED CHARGES
                                                              a)            1.4              b)            1.0
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a)       Results for the year ended December 31, 1999 include after-tax non-recurring provisions for early retirement of $73.2 million and the
         ESOP grant of $26.1 million. As a result, earnings were not adequate to cover fixed charges in the period. The amount of such deficiency was
         $52.2 million for the year ended December 31, 1999. The adjusted column represents the ratio of earnings to fixed charges calculated to adjust for the $99.3 million portion of these after-tax, non-recurring costs as permitted under the provisions of the Company's debt covenants.

b) Results for the period from March 2 through December 31, 1999 include an after-tax non-recurring provision for early retirement of $73.2 million. As a result, earnings were not adequate to cover fixed charges in the period. The amount of such deficiency was $54.1 million for the March 2, through December 31, 1999 period. The adjusted column represents the ratio of earnings to fixed charges to adjust for the $73.2 million portion of these after-tax, non-recurring expenses as permitted under the provisions of the Company's debt covenants.